Exhibit 99.1

WATERSTONE FINANCIAL, INC.
ANNOUNCES STOCK OFFERING RESULTS AND
EXPECTED CLOSING DATE

Wauwatosa, Wisconsin, January 17, 2014 — Waterstone Financial, Inc. (the "Company") (NasdaqGS: WSBF), the holding company for WaterStone Bank SSB (the "Bank"), announced today the results of the stock offering of Waterstone Financial, Inc., a newly formed corporation ("Waterstone") that is the proposed successor holding company for the Bank.   The closing of the offering and the conversion from the mutual holding company to stock holding company form of organization is expected to occur on January 22, 2014.

A total of 25,300,000 shares of common stock are expected to be sold in the subscription offering at a price of $10.00 per share.  The offering was oversubscribed by eligible account holders (those depositors having a qualifying deposit as of December 31, 2011) who had a first tier priority in the subscription offering.  Accordingly, shares will be allocated to those first tier subscribers in accordance with the Plan of Conversion and Reorganization, as described in the Prospectus.  No shares will be sold to the Company's employee stock ownership plan or other subscribers in the subscription offering or in the community offering.  Eligible account holders wishing to confirm their allocations may contact the stock information center at (414) 459-4700.  The stock information center will be open for this purpose weekdays from 10:00 a.m. until 4:00 p.m., Central Time, beginning January 21, 2014.

As part of the conversion, each existing share of Company common stock held by current public shareholders will be converted into the right to receive 1.0973 shares of Waterstone common stock.  The exchange ratio ensures that, after the conversion and offering, the current public shareholders of the Company will maintain approximately the same ownership interest in Waterstone as they owned in the Company immediately prior to the closing of the conversion.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share.  Approximately 34,406,929 shares of Waterstone common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

The Company's stock is expected to cease trading at the close of business on January 22, 2014.  Waterstone's common stock is expected to trade on the Nasdaq Global Select Market under the trading symbol "WSBF" beginning on January 23, 2014.

Direct Registration System ("DRS") statements for shares purchased in the subscription offering, interest checks and refund checks for any persons not receiving all shares ordered are expected to be mailed to purchasers on or about January 27, 2014.  Company shareholders holding shares in street name or in book-entry form will receive shares of Waterstone common stock within their accounts.  Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about January 29, 2014 containing instructions as to how to exchange their shares.  Shareholders will receive a DRS statement and cash in lieu of fractional shares after returning their Company stock certificates and a properly completed letter of transmittal to Waterstone's transfer agent.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, the possibility of unforeseen delays in the delivery of direct registration statements or checks related to the offering and the exchange, and/or delays in the opening of trading due to market disruptions or exchange-related operational issues.